Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

To the Shareholders, Board of Directors and Audit Committee

South Plains Financial, Inc.

Lubbock, Texas

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement on Form S-3 for registration of securities up to $150,000,000 of our report dated March 7, 2022, relating to the consolidated financial statements of South Plains Financial, Inc. for the year ended December 31, 2021 before the effects of the immaterial correction to retrospectively adjust cash flow activity of certain mortgage loans described in Note 22 , appearing in the Annual Report on Form 10-K for the year ended December 31, 2023 filed on March 15, 2024.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ Weaver and Tidwell, L.L.P.

Fort Worth, Texas

September 30, 2024